Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces First Quarter Results

BRISBANE, CALIF. – November 3, 2011 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the first quarter ended October 1, 2011.

Net sales from continuing operations for the first quarter of fiscal 2012 were $126.3 million, up 9.5% from $115.3 million reported for the first quarter a year ago. As previously reported, comparable store sales for the quarter ended October 1, 2011 increased 7.0% compared to a decrease of 4.7% in the comparable period of the prior year.

Gross margin from continuing operations as a percentage of net sales decreased to 40.0% in the first quarter of fiscal 2012, compared to 40.5% in the first quarter of fiscal 2011. The decrease in gross margin as a percentage of net sales was primarily due a decrease in initial mark-up and increases in inventory reserves and write-offs, offset by positive occupancy leverage. The decrease in gross margin continues to be driven by higher raw material and production costs, as well as the increase in 2b sales and international wholesale sales which are at a lower gross margin.

SG&A expenses from continuing operations were $47.0 million, or 37.3% of net sales, compared to $46.3 million, or 40.2% of net sales for the same period in the prior year.

The effective tax rate from continuing operations for the first quarter of fiscal 2012 was 37.2% compared to 42.3% in the first quarter of fiscal 2011. The lower tax rate in the current year first quarter was primarily due to various discrete items, including a one-time credit claimed during the quarter.

Operating income from continuing operations for the first quarter of fiscal 2012 was $3.4 million, or 2.7% of net sales, compared to $0.3 million, or 0.3% of net sales, for the same period of the prior year. For the quarter, net income from continuing operations was $2.4 million or $0.03 per diluted share on 84 million shares outstanding compared to $0.3 million or $0.00 per diluted share on 85 million shares outstanding for the same period of the prior year.

Net loss from discontinued operations for the first quarter of the prior fiscal year was $1.5 million or $0.01 per diluted share on 85 million shares outstanding.

The following table reflects the quarterly unaudited pre-tax results attributed to discontinued operations during fiscal 2011:

in '000s	Q1'11	Q2'11	Q3'11	Q4'11	FY'11
Net sales	$3,704	$4,146	$—	$—	$7,850
Gross margin	(73)	(5,445)	—	—	(5,518)
SG&A	2,410	1,706	—	—	4,116

Pre-tax loss from discontinued operations	$(2,483)	$(7,151)	$—	$—	$(9,634)

During the quarter ended October 1, 2011, the Company closed 2 bebe stores.

For the current quarter the Company’s capital expenditures were approximately $4.3 million and depreciation expense was approximately $5.0 million.

For the second quarter of fiscal 2012, we currently anticipate comparable store sales in the positive mid-single digit range. Depending on actual sales and markdowns, net income from continuing operations is expected be in the range of $0.04 to $0.07 per diluted share based on 84 million weighted average shares outstanding versus net income from continuing operations of $0.02 per diluted share based on 84 million weighted average shares outstanding in the second quarter of fiscal 2011. The Company is currently anticipating an effective tax rate of approximately 41% for fiscal 2012.

Finished goods inventories per square foot as of the end of the second quarter of fiscal year 2012 are anticipated to increase in the mid-single digit range compared to a 9 percent increase in the second quarter of fiscal 2011.

Total capital expenditures for the year are anticipated to be approximately $27 million, which will include capital expenditures for new stores, remodels, store expansions, information technology systems and office improvements.

For the remainder of fiscal year 2012, we anticipate opening 4 bebe stores and up to 7 2b stores, including 2 potential conversions from bebe to 2b. We also anticipate closing up to 10 bebe stores, which represents a square footage decrease of approximately 2%. In addition, our international licensees are anticipated to grow by up to 40 points-of-sale.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss first quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 16972000. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 251 stores, of which 211 are bebe stores, 39 are 2b bebe stores and 1 online store at www.bebe.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells product through both its subsidiaries and licensees in approximately 18 countries.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	October 1 2011	October 2 2010
Assets
Cash and equivalents	$101,618	$104,682
Available for sale securities	85,294	51,941
Inventories, net	37,344	37,791
Total current assets	251,469	224,826
Available for sale securities	64,942	87,139
Property and equipment, net	90,392	99,726
Total assets	441,142	445,492

Liabilities and Shareholders' Equity
Total current liabilities	$46,031	$44,199
Total liabilities	86,655	88,448
Total shareholders' equity	354,487	357,044
Total liabilities and shareholders' equity	441,142	445,492

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended
	October 1, 2011%		October 2, 2010%
Net sales	$126,272	100.0%	$115,256	100.0%
Cost of sales, including production and occupancy	75,786	60.0	68,625	59.5

Gross margin	50,486	40.0	46,631	40.5
Selling, general and administrative expenses	47,042	37.3	46,345	40.2

Operating income	3,444	2.7	286	0.3
Interest and other income, net	303	0.2	281	0.2

Income from continuing operations before income taxes	3,747	3.0	567	0.5
Income tax provision	1,394	1.1	240	0.2

Income from continuing operations, net of tax	2,353	1.9	327	0.3
Loss from discontinued operations, net of tax	—	—	(1,480)	(1.3)

Net income (loss)	$2,353	1.9%	$(1,153)	(1.0)%

Basic per share amounts:
Income from continuing operations, net of tax	$0.03		$0.00
Loss from discontinued operations, net of tax	—		(0.01)

	$0.03		$(0.01)

Diluted per share amounts:
Income from continuing operations, net of tax	$0.03		$0.00
Loss from discontinued operations, net of tax	—		(0.01)

	$0.03		$(0.01)

Basic weighted average shares outstanding	84,123		84,735
Diluted weighted average shares outstanding	84,248		84,833

Number of stores open at beginning of period	253		298
Number of stores opened during period	—		2
Number of stores closed during period	2		24
Number of stores open at end of period	251		276

Number of stores expanded/relocated during period	—		—

Total square footage at end of period (000's)	1,008		1,014